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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                 Information Statement Pursuant to Rule 13d-1
                   Under the Securities Exchange Act of 1934

                            American Jewelry Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  027 07 3105
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                  May 2, 2001
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

                                      13G
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  CUSIP No.
  027 07 3105

------------------------------------------------------------------------------
 1.   Name of Reporting Persons: Lucky Dog LLC
      I.R.S. Identification Nos. of above persons (entities only).


      88-0424608
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a) [_]

      (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                     6.   Shared Voting Power
   BENEFICIALLY

     OWNED BY              75,000
                   -----------------------------------------------------------
       EACH          7.   Sole Dispositive Power

    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                     8.   Shared Dispositive Power
       WITH
                          75,000
------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      75,000 shares (see Item 4 (a) of attached Schedule)
------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


      6.521%
------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12.
      OO
------------------------------------------------------------------------------


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CUSIP No.
027 07 3105

Item 1.

     (a)  Name of Issuer:
          American Jewelry Corp.

     (b)  Address of Issuer's Principal Executive Offices:
          131 West 35/th/ Street
          New York, NY  10001

Item 2.

     (a)  Name of Persons Filing:
          Lucky Dog LLC ("Lucky Dog")

     (b)  Address of Principal Business Office or, if none, Residence:
          50 W. Liberty Street, Suite 880
          Reno, NV 89501

     (c)  Citizenship:
          Lucky Dog is a limited liability company organized under the laws of the state of Delaware

     (d)  Title of Class of Securities:
          Common Stock

     (e)  CUSIP Number: 027 07 3105


Item 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:

     (a)  [ ]  Broker or dealer registered under section 15 of the Act;

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act;

     (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act;

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940;

     (f) [ ] Employee Benefit Plan Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

     (g)  [ ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                      13G                  Page 3 of 5 pages
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CUSIP No.
027 07 3105

Item 4.   Ownership

     (a)   Amount beneficially owned:
           75,000

     (b)   Percent of class:
           6.52%

     (c)   Number of shares as to which the person has:

           (i)      Sole power to vote or to direct the vote:
                                Lucky Dog:  - 0 -
           (ii)     Shared power to vote or to direct the vote:
                                Lucky Dog:  75,000
           (iii)    Sole power to dispose or to direct the disposition of:
                                Lucky Dog:  - 0 -
           (iv)     Shared power to dispose or to direct the disposition of:
                                 Lucky Dog:  75,000
Item 5.    Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8     Identification and Classification of Members of the Group

Not applicable.

Item 9.    Notice of Dissolution of Group

Not applicable.

Item 10.   Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      13G                  Page 4 of 5 pages
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CUSIP No.
027 07 3105

                                  SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 14, 2001



                                           LUCKY DOG LLC




                                           By:      /S/ NICOLE NEUHAUS
                                                    ___________________________
                                                    Nicole Neuhaus,
                                                    Managing Member

                                      13G                  Page 5 of 5 pages